AMENDED AND RESTATED
EXECUTIVE LEADERSHIP COUNCIL
MANAGEMENT INCENTIVE BONUS PLAN

I.    Introduction
This Executive Leadership Council Management Incentive Bonus Plan (this "Plan") provides an annual cash bonus award to each eligible executive for the achievement of explicit performance objectives. A bonus award under this Plan is comprised of two parts: a financial objective representing 90% of the overall award and an individual objective representing the remaining 10%of the overall award.

II.    Eligibility
All executives in career bands 2 and 3 are eligible to participate in this Plan. Generally, an individual is eligible for a potential award under this Plan if they were employed for at least 6 months during the relevant fiscal year.

III.    Overall Structure

A.	A Plan participant's target bonus award will be based upon the "guideline" or percentage of base salary for each eligible participant.

B.	Target bonus awards will be determined by performance during the fiscal year as measured by the following:

1.	Financial Objective. 90% of a participant's target bonus shall be based on the achievement of financial measures as described below (the "Financial Objective Target Bonus").

a.	For career band 2 participants, the Financial Objective Target Bonus shall be based on the following financial measures in the proportions relative to the overall target bonus indicated in parentheses

(1)	Attainment of AOI targets by the business to which the participant is assigned (40%);

(2)	Attainment of revenue targets by the business to which the participant is assigned (25%); and

(3)	Attainment of free cash flow targets by the business to which the participant is assigned(25%).

b.
For career band 3 participants, the Financial Objective Target Bonus shall be based on the following financial measures in the proportions relative to the overall target bonus indicated in parentheses:

(1)	Attainment of AOI targets by the business to which the participant is assigned. (50%); and

(2)	Attainment of revenue targets by the business to which the participant is assigned. (40%).
These measures are defined on the following page.

2.
Individual Objective. 10% of a participants' target bonus shall be based on individual or team measures the plan participant is expected to attain during the fiscal year(the "Individual Objective Target Bonus").

C.	The apportionment of the target bonus award components is reflected in this diagram:

MANAGEMENT INCENTIVE BONUS - OVERALL STRUCTURE
Target Bonus Award

Financial Objective (90%)	Individual Objective (10%)

AOI	Revenue	Free Cash Flow
(40% for Band 2 Participants; 50% for Band 3 Participants)	(25% for Band 2 Participants; 40% for Band 3 Participants)	(25% for Band 2 Participants; 0% for Band 3 Participants)

IV.    Determination of Bonus Targets - Financial Objective

A.	For purposes of determining Financial Objective Target Bonuses, financial measures are defined as follows:

1.	"Revenue" means sales as reported internally to Corporate Accounting and used for external financial reporting.

2.	"AOI" means adjusted operating income inclusive of Corporate and other overhead allocations determined pursuant to the Corporation\u2019s accounting policies and procedures.

3.	"Free Cash Flow" means an amount equal to operating cash flow minus capital spending.

B.
If these definitions differ from those included within the final year-end financial statements of the business, the definitions which were used in establishing the relevant targets will be used to evaluate achievement under this Plan.

C.
In a limited number of cases and where business warrants, the financial measure targets and proportions relative to the overall target bonus award may be other than those shown here. All such changes, however, must be approved by the Chief Executive Officer in advance.

V.    Determination of Bonus Awards - Financial Objective

A.
For all financial measures, bonus awards under the financial objective component of this Plan (the "Financial Objective Bonus Award") vary as financial measure targets are over or under achieved. The minimum bonus award, equal to 25% of the Financial Objective Target Bonus,is awarded provided a minimally acceptable "threshold" level of performance of financial measures is achieved (i.e., no bonus will be awarded for performance below the threshold for that metric.). Financial Objective Bonus Awards may increase from the minimum financial objective bonus award to the Financial Objective Target Bonus amount if financial measure targets are achieved fully and may increase up to a maximum ("ceiling") of 150% to 200% of the Financial Objective Bonus Target if performance increasingly exceeds the target levels.

B.
Financial Objective Bonus Awards for performance between threshold and ceiling will be computed by interpolating between either: (1) the threshold and target awards, or (2) the target and ceiling awards, as appropriate.

C.
The levels for threshold and maximum Financial Objective Bonus Awards(referred to as the "leverage curve"), may vary among organizations, reflecting financial volatility resulting from the magnitude of the unit's business plan. For example, a lower volatility business may begin to provide Financial Objective Bonus Awards at 90% of target attainment, while a higher volatility business may begin to provide Financial Objective Bonus Awards at 85% of target attainment.

VI.    Determination of Individual Objective and Related Bonus Awards

A.
Generally, individual measures will be established for each participant at the start of the fiscal year. The individual measures will not duplicate the measures of annual financial performance addressed under the financial objective of this Plan. Rather, they will address those concerns which most contribute to the business gaining a sustainable competitive advantage. Attainment of these individual measures is measured for and during the fiscal year for which they are set. Unplanned objectives that emerge during the fiscal year and which take priority over the planned objectives may be added (or substituted) as appropriate.

B.
Bonus awards under the individual objective component of this Plan (the "Individual Objective Bonus Award") will be awarded at target if performance fully meets the target individual measures defined in the individual objective. If performance differs from these target measures, the Individual Objective Bonus Award will vary proportionally with performance, from 0%to 150% of the Individual Objective Target Bonus.

VII.    Total Plan Bonus Award
The total Plan bonus award to be paid to each Plan participant (the "Final Bonus Award") will be equal to the sum of the Financial Objective Bonus Award and the Individual Objective Bonus Award.

VIII.    Payment of Bonus Awards

A.
Final Bonus Awards are paid (minus appropriate tax withholdings) as soon as practicable after receipt of the audited fiscal year-end financial reports, but in no event more than 2.5 months after the end of the calendar year in which it was earned. B.Except in cases of voluntary or involuntary termination (discussed in 2 below), the following provisions apply:

1.
If a participant has worked at least 6 months, but less than the entire relevant fiscal year and is still employed at the end of the bonus (fiscal) year, the participant will receive a pro-rata share of the Final Bonus Award (e.g., if the participant has worked for 9 months in the relevant fiscal year, 75% of the Final Bonus Award will be payable).

2.
If the participant has served in two or more components or units covered by this plan, the Financial Objective Bonus Award and Individual Objective Bonus Award will be calculated on full year results for the portion of the year served in each component or unit.

3.
If the participant was promoted during the year and his or her guideline bonus amount changed, the Financial Objective Target Bonus and Individual Objective Target Bonus for such participant will be prorated. However, if the participant remains in the same position with essentially the same duties and responsibilities, and the participant's guideline amount changed during the fiscal year, the guideline amount at year end will be used in determining the Financial Objective Target Bonus and Individual Objective Target Bonus for the entire year.

C.
No Final Bonus Award is payable to a participant whose employment terminates, voluntarily or involuntarily, prior to completion of the bonus (fiscal) year except in the event that the participant becomes permanently disabled, retires having reached the age of 60 with at least five years of service or dies while employed.Exceptions in certain cases of involuntary termination may be granted with prior approval of the Chief Executive Officer of Aramark.If a participant becomes permanently disabled, retires having reached the age of 60 with at least five years of service, or dies while employed, he or she will be entitled to receive a pro-rata share of his or her Final Bonus Award at the same time as Final Bonus Awards are otherwise payable to active employees.

D.
A participant whose employment terminates after the close of the bonus year but before awards are paid will be eligible to receive the Financial Objective Bonus Award. Any Individual Objective Bonus Award in the case of such terminations may be payable at the discretion of the Chief Executive Officer of Aramark.

E.
In no case, however, will a Final Bonus Award be made to an individual whose employment is terminated at any time for "cause," as defined in the plan participant's Agreement Relating to Employment and Post Employment Competition.

IX.    Deferral
Payment of all or part of a Financial Objective Bonus Award may be deferred in accordance with procedures established by Aramark and amended from time to time, in accordance with the applicable deferral provisions of Section 409A of the Internal Revenue Code ("Section 409A").

IX.    Deferral

A.
This Plan is intended to be provide for compensation that is exempt from the requirements of Section 409A. The Chief Executive Officer of Aramark is the sole interpreter and arbiter of the provisions of this Plan and has the right to amend, withdraw, or revoke them before the beginning of any fiscal year or to grant specific exceptions.

B.
In administering this Plan, the Chief Executive Officer of Aramark has the final authority to adjust financial performance standards or actual results for unusual non-recurring income, expense or balance sheet items (e.g., non-operating gains/losses, acquisitions, divestitures) so that comparisons between actual and planned performance are consistent.Any Final Bonus Award of any plan participant who, as of the end of a given bonus (fiscal) year is a named executive officer of Aramark may not be greater than the maximum bonus amount that may be earned under the Aramark Senior Executive Annual Performance Bonus Plan or any successor plan, as in effect from time to time.

C.
Objectives and formulas for all portions of this Plan must be approved by the Chief Executive Officer of Aramark. He or she also must approve any unplanned objectives added during the year.D.Final Bonus Awards for career band 2 participants and Aramark executive officers are reviewed and approved by the Compensation and Human Resources Committee(or any designated sub-committee thereof). Final Bonus Awards for career band 3 participants (other than executive officers) may be approved by the Chief Executive Officer or the Executive Vice President, Human Resources.